EXHIBIT 3.4

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:01 AM 02/25/1994

944030302-2067280

Certificate of Designation, Preferences, Rights and

Limitations of

Series A Cumulative Convertible

Preferred Stock, $2.75 Par Value of

Reconversion Technologies, Inc.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Reconversion Technologies, Inc., hereinafter called the Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the Delaware Corporation Law, said Board of Directors, at a meeting duly held on January 29, 1994, duly adopted a resolution providing for the issuance of a series of 2,000,000 shares of Series A Cumulative Convertible Preferred Stock, $2.75 Par Value which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, one series of Preferred Stock of the Corporation be and are hereby given the distinctive designation of “Series A Cumulative Convertible Preferred Stock, $2.75 Par Value” hereinafter referred to as the Series ”A” Preferred Stock with its relative rights, qualifications, limitations and restrictions as more specifically set forth on Exhibit “A” attached hereto.

IN WITNESS WHEREOF, Reconversion Technologies, Inc. has caused this certificate to be signed by G. David Gordon, its president, and attested by Sharon D. Meier, its secretary on this 29th day of January, 1994.

ATTEST:	RECONVERSION TECHNOLOGIES, INC.

/s/ SHARON D. MEIER	By:	/s/ G. DAVID GORDON
Sharon D. Meier, Secretary		G. David Gordon, President

AMENDED EXHIBIT “A”

I. Series “A”, 6%, $2.75 par value, Redeemable Convertible Preferred Stock

Dividends: Holders will be entitled to receive, when, as, and if declared by the Board of Directors, out of funds of the Company legally available for payment, cash dividends at an annual rate of $0.06 per share, payable quarterly on January 15, April 15, July 15 and October 15 in each year, beginning January 15, 1994, except that if any such date is a Saturday, Sunday, or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday. Dividends will be cumulative from the date of original issuance of the Series “A” Preferred Stock.

The Series “A” Preferred Stock will be senior as to dividends to any other series of Preferred Stock which shall rank junior as to dividends to the Series “A” Preferred Stock (“Series A Stock”), and if at any time any dividend on Series “A” Stock is in default, the Company may not pay any dividends on either others Preferred Stock or Common Stock until all accrued and unpaid dividends on the Series A Stock for all prior periods and the current period are paid or declared and set aside for payment. No Senior Dividend Stock may be issued without the approval of holders of a majority of the Series “A” Preferred Stock. The Series “A” Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company’s stock hereafter issued which ranks junior as to dividends to the Series ”A” Preferred Stock (“Junior Dividend Stock”), and no dividend (other than dividends payable solely on Junior Dividend Stock) may be paid on, and (with certain limited exceptions) no purchase, redemption, or other acquisition may be made by the Company of, any Junior Dividend Stock unless all accrued and unpaid dividends on the Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment. The Company also may not pay dividends on any class or series of the Company’s stock having parity with the Series “A” Preferred Stock as to dividends (“Parity Dividend Stock”), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Series “A” Preferred Stock, and may not pay dividends on the Series “A” Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all periods on the Parity Dividend Stock. Whenever all accrued dividends are not paid in full on the Series “A” Preferred Stock or any Parity Dividend Stock, all dividends declared on the Series “A” Preferred Stock and such Parity Dividend Stock will be declared or made pro rata so that the amount of dividends declared per share of the Preferred Stock and such Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends per share on the Preferred Stock and such Parity Dividend Stock bear to each other.

The amount of dividends payable per share of Series “A” Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment of the Series “A” Preferred Stock which may be in arrears.

Liquidation Rights: In case of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of shares of the Series “A” Preferred Stock will be entitled to receive the liquidation price of $2.75 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company’s stock hereafter issued which ranks junior as to liquidation rights to the Series “A” Preferred Stock, but the holders of the shares of the Series “A” Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company’s stock hereafter issued which ranks senior as to liquidation rights to the Series “A” Preferred Stock (“Senior Liquidation Stock”) has been paid in full. No such Senior Liquidation Stock may be issued without the approval of holders of a majority of the shares of Series “A” Preferred Stock and all series or classes of the Company’s stock hereafter issued which rank on a parity as to liquidation rights with the Series “A” Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of any Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series “A” Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation or a sale or transfer of all or part of the Company’s assets for cash, securities, or other property will be considered a liquidation, dissolution, or winding up of the Company.

Voting Rights: The holders of the Series “A” Preferred Stock will have no voting rights except as described below or as required by Delaware law. In exercising any such vote, each outstanding share of Series “A” Preferred Stock will be entitled to one vote.

Whenever dividends on the Series “A” Preferred Stock or any outstanding shares of Parity Dividend Stock are accrued and unpaid in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive) the number of directors of the Company will be increased by two and the holders of the Series “A” Preferred Stock, voting separately as a class together with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors to the Board at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Whenever the right of the holders of Series “A” Preferred Stock to elect directors has accrued, the proper officers of the Company will call a meeting for the election of such directors to be held not more than 90 days nor less than 45 days after the accrual of such right. Such voting right will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

So long as any shares of the Series “A” Preferred Stock are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series “A” Preferred Stock, voting as a class (i) create, authorize, or issue any shares of any other class of Senior Dividend Stock or Senior Liquidation Stock or (ii) amend, alter, or repeal, whether by merger, consolidation, or otherwise, the Charter if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series “A” Preferred Stock. However, any increase in the authorized preferred stock of the Company or the creation and issuance of any other capital stock of the Company ranking on a parity with or junior to the Series “A” Preferred Stock will not be deemed to materially and adversely affect such powers, preferences, or special rights. In addition, holders of Series “A” Preferred Stock will not have voting rights with respect to any merger or consolidation involving the amendment, alteration, or repeal of the Charter, if such amendment, alteration, or repeal does not materially and adversely affect such powers, preferences, or special rights.

Redemption: The Series “A” Preferred Stock shall be redeemable at the option of the Company under terms and as may be agreed to with holders of the Series “A” Preferred Stock.

Conversion: The holders of Series “A” Preferred Stock will be entitled at any time to convert their shares of Series “A” Preferred Stock into Common Stock at the initial conversion rate of 1 share of Common for every share of Preferred, subject to adjustment as described below, except that, with respect to shares of Series “A” Preferred Stock which the Company has called for redemption or which the holders thereof have elected to convert pursuant to their special conversion rights (the “Special Right”) as a result of a business combination or acquisition of shares referred to below in “Special Conversion Rights Upon Corporate Change or Ownership “Change”, conversion rights in the case of redemption will expire at the close of business on the redemption date (unless the Company defaults in the payment of the redemption price) or, in the case of the Special Right, within 45 days after the notice from the Company of the availability of the Special Right.

In addition, the Company shall have the right (the “Company Right”) to require conversion of so many outstanding and issued shares of Series “A” Preferred Stock as the Board of Directors may deem proper, assessed from each holder of Series “A” Preferred Stock in proportion to the holder’s number of shares as a percentage of the total number of shares issued, agreed to with holders of Series “A” Preferred Stock.

Each share of Series “A” Preferred Stock is convertible into one share of the Company’s Common Stock. In the event the Company shall, at any time prior to the expiration date of this conversion and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially as an entirety to, any other corporation; then, upon the subsequent exercise of this conversion, the holder thereof shall receive, in addition to or in substitution for the shares of Common Stock to which he would otherwise be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such shares of the securities or property of the Company resulting from such consolidation or merger or transfer, which he would have been entitled to receive had he exercised this conversion prior to the happening of any of the foregoing events.

In case of any consolidation or merger of the Company with any other corporation (other than a wholly-owned subsidiary), or in case of a sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provisions so that the holder of each share of Series “A” Preferred Stock then outstanding will have the right thereafter to convert such share of Series “A” Preferred Stock into the kind and amount of shares of stock and other securities and property receivable by the common stockholder upon such consolidation, merger, sale, transfer, or share exchange.

In connection with the foregoing adjustments, no fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price (determined as provided in the Designation) of the Common Stock will be paid.

The holder of record of a share of Series “A” Preferred Stock on a record date with respect to the payment of a dividend on the Series “A” Preferred Stock shall be entitled to receive such dividend on such share of Series “A” Preferred Stock on the corresponding dividend due date notwithstanding the conversion thereof after such record date or default by the Company in the payment of the dividend payable on such dividend due date. However, a share of Series “A” Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series “A” Preferred Stock to the opening of business on the corresponding dividend due date (except a share of Series “A” Preferred Stock called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such dividend due date. The dividend with respect to a share of Series “A” Preferred Stock called for redemption on a redemption date during the period from the close of business on a record date with respect to the payment of a dividend on the Series “A” Preferred Stock to the opening of business on the corresponding dividend due date shall be payable on such dividend due date to the holder of record of such share on such dividend record date notwithstanding the conversion of such share of Series “A” Preferred Stock after such record date and prior to such dividend due date, and the holder converting such share of Series “A” Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series “A” Preferred Stock for conversion. Holders of record of shares of Series “A” Preferred Stock on a record date with respect to the payment of a dividend on the Series “A” Preferred Stock who convert such shares on or after the corresponding dividend due date will receive the dividend payable by the Company on such date and need not include payment in the amount of such dividend upon surrender of such shares for conversion. A holder of shares of Series “A” Preferred Stock called for redemption who tenders such shares for conversion will receive upon conversion, in addition to the amounts described above, if any, with respect to a dividend declared for the current quarterly dividend period, an amount representing any accrued and unpaid dividends in arrears, whether or not declared, through the preceding dividend payment date. Except as aforesaid, no payment or adjustment is to be made on conversion for dividends accrued on the shares of Series “A” Preferred Stock or for dividends on Common Stock issued on conversion.

Special Conversion Rights Upon Corporate Change or Ownership Change: If a Corporate Change (as defined below) should occur with respect to the Company, each holder of Series “A” Preferred Stock will have the right (the “Special Right”), at the holder’s option, for a period of 45 days after the mailing of a notice by the Company that a Corporate Change has occurred, to convert all, but not less than all, of such holder’s Series “A” Preferred Stock into Marketable Stock (as defined below) equal in value to the aggregate Stated Value (as defined below) of the Series “A” Preferred Stock for which conversion is elected. The Company or the successor corporation, as the case may be, may, at its option, in lieu of providing Marketable

Stock upon any such conversion, provide the holder with cash equal to the Stated Value of the shares of the Series “A” Preferred Stock for which conversion was elected. Series “A” Preferred Stock which becomes convertible pursuant to the Special Right will, unless so converted, remain convertible into the kind and amount of securities, cash, or other assets which the holders of the Series “A” Preferred Stock would have owned immediately after the Corporate Change if the holders had converted the Series “A” Preferred Stock immediately before the effective date of the Corporate Change. The Company will notify the registered holders of Series “A” Preferred Stock of any pending Corporate Change at least 30 days in advance of the effective date of any such Corporate Change to allow such holders an opportunity to exercise their conversion rights prior to the effective date of such Corporate Change and before the Special Right commences.

If an Ownership Change (as defined below) should occur with respect to the Company, each holder of Series “A” Preferred Stock will have the right, at the holder’s option, for a period of 45 days after the mailing of a notice by the Company that an Ownership Change has occurred, to convert all, but not less than all, of such holder’s Series “A” Preferred Stock into Common Stock of the Company with an aggregate Applicable Market Value (as defined below) equal to the aggregate Stated Value of the Series ”A” Preferred Stock for which conversion is elected. The Company may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder with cash equal to the Stated Value of the shares of the Series “A” Preferred Stock for which conversion was elected. The Special Right arising upon an Ownership Change will only be applicable with respect to the first Ownership Change that occurs after the date of issuance of the Series “A” Preferred Stock.

If a Corporate Change or an Ownership Change occurs with respect to the Company, then within 30 days after the occurrence of such Corporate Change or Ownership Change, the Company will mail to each registered holder of Series “A” Preferred Stock a notice setting forth details regarding the Special Right of such holders to convert their Series “A” Preferred Stock as a result of such Corporate Change or Ownership Change, as the case may be. A holder of Series “A” Preferred Stock must exercise the Special Right within the 45-day period after the mailing of such notice by the Company or such Special Right will expire. Exercise of such conversion will cease to accrue from an after the conversion date. The conversion date with respect to the exercise of a Special Right arising upon a Corporate Change or Ownership Change will be the 45th day after the mailing of the notice by the Company that a Corporate Change or an Ownership Change, as the case may be, has occurred.

As used herein, a “Corporate Change” with respect to the Company will be deemed to have occurred at such time as the Company is a party to a business combination including a merger or consolidation or the sale of all or substantially all of its assets and as a result of such business combination, the Series “A” Preferred Stock thereafter is not listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation on the NASDAQ National Market System. A Corporate Change, however, will not be deemed to occur with respect to any transaction in which the consideration received by the holders of Common Stock consists solely of Marketable Stock.

As used herein, an “Ownership Change” with respect to the Company will be deemed to have occurred at such time as any person or entity becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Common Stock pursuant to a transaction that does not constitute a Corporate Change with respect to the Company. A transaction or series of transactions in which such person or entity acquires at least 50% of the total securities beneficially owned by such person or entity in direct issuances from the Company or by means of merger of the Company with or into a subsidiary or affiliate of such person or entity will not be deemed an Ownership Change.

As used herein, “Applicable Market Value” of the Common Stock or the common stock of the corporation that is the successor to all or substantially all of the business and assets of the Company as the result of a Corporate Change, will be the average of the closing price of such common stock for the five business days ending on the last business day preceding the date of the Corporate Change or Ownership Change, as the case may be. In the event the Company’s Common Stock is not listed on an exchange or on the NASDAQ system and the closing bid price cannot be readily determined, the Applicable Market Value will be determined by the Company’s Board of Directors.

As used herein, the term “Marketable Stock” will mean Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Company as a result of Corporate Change, which is (or will, upon distribution thereof, be) listed on the New York Stock Exchange or the American Stock Exchange, or approved for quotation on the NASDAQ National Market System.

As used herein, “Stated Value” of a share of Series “A” Preferred Stock converted during the 45-day period following the occurrence of a Corporate Change or an Ownership Change, as the case may be, will mean $2.75 plus accrued and unpaid dividends to the conversion date.

The Company will take all action necessary to provide (i) for the sufficient shares of authorized but unissued shares of Common Stock for the conversion of the Series “A” Preferred Stock outstanding on the basis set forth in the designation and (ii) in the event of a pending Corporate Change, for sufficient shares of Marketable Stock for the conversion of the Series “A” Preferred Stock then outstanding on the basis set forth in the Designation. The Special Right may render more difficult or tend to discourage attempts to acquire the Company. The Special Right may not be triggered by all highly leveraged transactions involving the Company, including leveraged dividends or redemptions and certain reclassifications or recapitalizations of the Company’s capital stock. Any such leverage transaction may diminish the value of the Series ”A” Preferred Stock.

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